ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of February 28, 2007 (this "Agreement") by and among Harbin Renhuang Pharmaceuticals Co, Ltd., (the "Buyer") a corporation incorporated in the Peoples Republic of China, “PRC”, and Zhongfa Industrial Group Yerui Pharmaceutical Co., Ltd., (the “Seller’) a corporation incorporated in the Peoples Republic of China, “PRC (the "Seller") (Buyer and Seller are each hereinafter individually referred to as a "Party" and collectively as the "Parties").

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business of extracting, producing and packaging nutraceutical and related products in and under the name of Qingyang Extracting Factory, located at Central Plaza, Changjiang Road, Yanshou Town, Heilongjiang Province, 150090, P. R. China, (the "Business");

WHEREAS, Mr. Cuilian Zhu ("Zhu") is the sole shareholder of the Seller and the Seller is wholly-owned and controlled by Zhu;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer, the Transferred Assets (as hereinafter defined) of the Seller comprising the Business, as more particularly described herein, in consideration for the payments from the Buyer as set forth herein;

WHEREAS, the Buyer does not intend to assume any liabilities of the Seller of any nature whatsoever (other than as specifically set forth herein), whether related to the Business, the Transferred Assets or otherwise; and

WHEREAS, to induce the Buyer to proceed with the transactions described in this Agreement, Seller and Zhu are prepared to make certain representations, warranties and covenants to Buyer, and to provide certain rights of indemnification to Buyer; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE OF TRANSFERRED ASSETS
AND ASSUMPTION OF LIABILITIES

Section 1.1. Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, transfer, convey, assign and deliver free and clear of Encumbrances to Buyer, and Buyer shall purchase, acquire and accept from Seller on the Closing Date (as defined herein), all of the Seller's right, title and interest in and to all of the assets, properties, contracts and rights, whether tangible or intangible, as specified below, whether accrued, contingent or otherwise, and wherever located, that are used or held for use in connection with the Business, as the same may exist on the Closing Date (as defined herein) (collectively, the "Transferred Assets"):

(a) all inventories, consisting of raw materials, work in process and finished goods, supplies and similar tangible assets of the Seller related to the Business;

(b) all right, title and interest of the Seller in and to the customer purchase orders of Seller relating to the Business entered into or issued prior to the Closing Date;

(c) all notes and trade and other accounts receivable arising from goods shipped by Seller on and after the Closing Date;

(d) the corporate name of the Seller and all names under which the Seller is doing business or has conducted business;

(e) all patents, trade secrets, trademarks, inventions, processes, procedures, research records, market surveys, copyrights, service marks, trade names and know-how and other intellectual property relating to the Business ("Intellectual Property"), wherever located, of the Seller and all registrations and applications for registrations of any of the foregoing, and all claims against third parties for infringement of the Intellectual Property rights;

(f) the unused brochures, literature, advertising, catalogues, photographs, display materials, media materials, packaging materials and other similar items which have been produced by or for the Seller;

(g) the equipment used by Seller in the Business;

(h) all customer lists and customer records in any form (and all software related to any such customer records, to the extent transferable), whether of past or present customers or potential future customers, of the Business;

(i) such manufacturers' guarantees and warranties, if any, relating to the Business as may be in force at the Closing Date in favor of the Seller and the benefit of any claims against such manufacturers relating to the Business (including without limitation any claim for breach of the manufacturers' guarantees and warranties);

(j) all goodwill of the Seller in the Business ("Goodwill");

(k) all books, records, manuals, standard operating procedures, correspondence, customer relation information and any other confidential or proprietary information pertaining to the Business; and

(l) all certifications, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other similar permits or rights, if any, obtained from any Governmental Entity or professional or trade organization utilized in operating the Business and all pending applications therefore.

Section 1.2. Assumption of Liabilities; Excluded Liabilities.

(a) Subject to the terms and conditions of this Agreement, the Buyer agrees to assume and pay the Promissory Note with the Agriculture Bank of China, Loan No. 230131111 in the principal amount of RMB 1,090,000 and accrued interest in the amount of approximately RMB 230,000 on the Closing Date, hereinafter referred to as the Assumed Liabilities.

(b) It is expressly agreed and understood that Buyer shall not assume or be bound by any liabilities of the Seller, Zhu or the Business of any kind or nature, known, unknown, accrued, absolute, contingent, recorded or unrecorded or otherwise, whether now existing or hereafter arising (the “Excluded Liabilities") other than the assumption of the bank loan as described in Section 1.2(a), the (the “Assumed Liabilities”). Without limitation of the foregoing, Buyer is not assuming any other liabilities or obligations that are not Assumed Liabilities. All responsibility with respect to any other liabilities, hereinafter referred to as Excluded Liabilities shall remain with the Seller and Zhu. The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under any arrangements or understanding with Buyer, Seller or Zhu or any of their respective affiliates or subsidiaries, as applicable.

c) Except for the Assumed Liabilities, the Buyer shall not assume or be bound by any obligations or liabilities of Seller, Zhu, or any Affiliate of Seller or Zhu of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising.

d) Seller shall be solely (as between Seller and the Buyer) responsible for and pay any and all debts, losses, damages, obligations, liens, assessments, judgments, fines, disposal and other costs and expenses, liabilities and claims, including, without limitation, interest, penalties and fees of counsel and experts, as the same are incurred, of every kind or nature whatsoever (all the foregoing being a "Claim" or the "Claims"), made by or owed to any person to the extent any of the foregoing relates to (i) the assets of the Seller not transferred hereunder or (ii) the operations and assets of the Business arising in connection with or on the basis of events, acts, omissions, conditions, or any other state of facts occurring or existing prior to or on the Closing Date.

(e) Buyer shall be solely (as between the Buyer and Seller) responsible for and pay any and all Claims made by or owed to any Person to the extent they relate to (i) the Assumed Liabilities or (ii) the operations and assets (including the Assets) of the Buyer's business after the Closing Date, in each case, to the extent they arise in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing solely after the Closing Date.

Section 1.3. Purchase Price. Subject to the other provisions of this Agreement, the purchase price for the Transferred Assets shall be payable as set forth below:

(a) On the Closing Date, Buyer shall make a cash payment to Seller of RMB 2,415,000;

(b) On the Closing Date, Buyer shall assume Loan with the Agricultural Bank of China, Loan No. 230131111 with principal RMB 1,090,000 and approximately RMB 230,000 in accrued interest as of the  Closing Date.

(c) On the Closing Date, Seller shall pay any and all municipal, county, state and federal sales and documentary transfer taxes, impositions, liens, leases, assessments and similar charges if any, in connection with the transaction contemplated by this Agreement.

Section 1.4. Closing; Closing Date. Unless this Agreement shall have been terminated and the transactions shall have been abandoned, and subject to the fulfillment or waiver of the conditions set forth in Articles IV and V of this Agreement, the closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Renhuang No. 281, Taiping Road, Taiping District, Harbin, Heilongjiang Province, 150050, P. R. China, on the date hereof, or a date which is expected to be on or within five (5) business days of the execution of this Agreement, or such other location, date and time as to which the parties may agree (such date and time being referred to herein as the "Closing Date").

Section 1.5. Items to be delivered at the Closing by Seller. At the Closing, Seller shall deliver or cause to be delivered to the Buyer:

(a) All such other instruments of assignment, transfer or conveyance as, in the reasonable opinion of Buyer and its counsel, shall be necessary to vest in Buyer, good, valid and marketable title to the Transferred Assets, subject to no Encumbrances and to put Buyer in actual possession or control of the Transferred Assets.

(b) A payoff letter from Agricultural bank of China and any other documentation relating to the release of all security interests as necessary.

(c) Acceptance documents from the Agriculture Bank of China that loan No. 230131111 has been transferred to the Buyer including a Release Letter that the Seller has been released from its loan obligation related to the same loan.

Section 1.6. Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver:

(a) To the Seller, a copy of the resolutions of Buyer, certified by its authorized officer, authorizing the execution, delivery and performance of this Agreement and all the transactions contemplated hereby.

(b) The cash payment required by Section 1.3(a)

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to and for the benefit of the Buyer, as of the date hereof, as follows:

Section 2.1. Organization and Qualifications. Seller is a corporation duly formed, validly existing and in good standing under the laws of the Peoples Republic of China with all requisite corporate or other power and authority to own, operate or lease its Transferred Assets and to carry on its business as currently conducted. Seller is duly qualified or licensed to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties requires such qualification or licensing. The copies of the certificate of incorporation and bylaws of the Seller, as heretofore made available to Buyer, are correct and complete in all respects.

Section 2.2. Authority; Binding Obligation. Seller has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, certificate document and instrument to be executed and delivered by Seller pursuant to this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms hereof and each of the Seller Documents constitutes, or when executed and delivered will constitute, valid and binding obligations of Seller enforceable in accordance with their terms.

Section 2.3. No Conflict; Required Consents. The execution, delivery and performance by Seller of this Agreement and the Seller Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation by the Seller, under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under: (i) the certificate or articles of incorporation, bylaws or similar governing documents of the Seller; (ii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement, or other material instrument, obligation or agreement of any kind relating to the Business to which the Seller is a party or by which Seller, or any of the Transferred Assets, may be bound or affected; (iii) any Requirements of Law; or (vi) any Governmental Entity. Nor shall such execution, delivery or performance result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Business or Transferred Assets or require any filing with, or permit, authorization, consent or approval of, a Governmental Entity or other Person.

Section 2.4. Compliance.

(a) With regards to the Business and the Transferred Assets, neither Seller nor any of its respective employees or agents has in the last three years been given notice of, or been charged with, any material violation of, any law, order, regulation, ordinance or judgment of any Governmental Entity, including laws relating to wages, hours, safety and health, equal employment opportunity, withholding, unemployment compensation, workers compensation and employee privacy, nor, to the best of Seller's knowledge, is Seller in violation of same.

(b) Seller has all permits, licenses and franchises, if applicable and material, from Governmental entities necessary to conduct the Business as currently conducted, including all business, telecommunication and other permits, if any, from Governmental Entities and is in full compliance with the terms thereof. No material violations have been reported in respect of such permits, licenses and franchises, nor, to the best of Seller's knowledge do any exist.

Section 2.5. No Subsidiaries. Seller is wholly owned by its sole shareholder, Zhu. The Business is wholly owned by Seller. Other than the Business subject to this Agreement, neither the Seller nor Zhu owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity that is engaged in the Business or that owns any of the Transferred Assets of the Business, nor is the Seller nor Zhu, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity that is engaged in the Business or that owns any of the Transferred Assets of the Business.

Section 2.6. Absence of Liabilities. Seller, has no material Indebtedness or Liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that are not reflected as a Liability in the Financial Statements except for Liabilities incurred by the Seller in the ordinary course of conducting the Business consistent with past practices which are not otherwise prohibited by, in violation of or which will result in a breach of the representations, warranties and covenants of the Seller contained in this Agreement.

Section 2.7. Title to Transferred Assets and Condition of Inventory. The Seller has good and valid title to all of the Transferred Assets, free and clear of any lien, charge or other encumbrance. The Transferred Assets are in good condition and have no material defects which would interfere with, or materially detract from the value or impair the use of the Transferred Assets subject thereto and, except for certain equipment, are sufficient to conduct, the Business as presently conducted or to be conducted by the Buyer after the date of this Agreement assuming the Business is operated in a manner consistent with past practices. To the best Knowledge of Seller, all inventory of the Seller relating to the Business, including but not limited to raw materials, consists of a quality and quantity usable in the ordinary course of business.

Section 2.8. Products Liability. Neither the Seller nor any insurance company or other third party acting on their behalf has, in the preceding five years, paid any amount or damages to any third party for deaths of or injuries to persons or damage to property, or for breach of warranty arising out of any alleged defect in quality, materials, workmanship or design of any of the products sold or services performed by the Seller relating to the Business. There is no material claim nor has there been a material claim against Seller concerning any product manufactured, shipped, sold or delivered by Seller which is pending or, to the knowledge of Seller, threatened, which alleges the occurrence of any bodily injury or other adverse health condition resulting from either an alleged failure to warn as to the manufacture or materials of any such product, or an alleged breach of implied warranties or representations made with respect to any such product.

Section 2.9. Environmental Laws. The Seller is in compliance with all Environmental Laws known by the Seller to be applicable to the Real Property owned or leased by the Seller, except where the failure to comply would not have a material adverse effect on the Business or the transactions contemplated hereby or result in liability to Buyer (a "Material Adverse Effect"). The Seller has no liability under any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect.

Section 2.10. Financial Statements. Seller has delivered to the Buyer a copy of the following financial statements:

(a) the balance sheet and related statements of operations of the Business for the fiscal years ending on December 31,2005 and December 31, 2004 audited pursuant to Chinese GAAP; and

(b) the interim unaudited balance sheet as of June 30, 2006 and the related statements of operations of the Business for the period then ended (the "Interim Financials").

(c) Except for the transactions contemplated by this Agreement, since June 30, 2006, the Seller has conducted the Business only in the ordinary course of business consistent with past practice and there has not been any of the following, but solely insofar as they relate to the Business or the Transferred Assets: (i) any material damage, destruction or loss, whether or not covered by insurance; (ii) any mortgage or pledge of any of the Business' property or Transferred Assets, tangible or intangible (except in connection with Seller's financings); (iii) any sale, transfer, lease or disposal of material Transferred Assets or any Intellectual Property or incurrence, assumption, cancellation or compromise of any Indebtedness or claim (other than accounts receivable compromised in the ordinary course of business consistent with its past practice), or waiver or release of any right; (iv) receipt of any notice or threat of termination of any material purchase order; (v) cancelled or compromised any debt or claim, or waived or released any right of material value; (vi) any material change in any method of accounting or auditing practice; (vii) entered into any transaction other than in the ordinary course of business; (viii) made any acquisition of any material assets or become involved in any other material transaction, other than for fair value in the ordinary course of business; or (ix) agreed to do any of the foregoing other than pursuant hereto.

Section 2.11. Taxes.

(a) All Chinese, and applicable foreign Tax Returns, if any, of the Seller relating to the Business or the Transferred Assets for all periods which end prior to or which include the Closing Date that were required to be filed on or before the Closing Date have been filed on a timely basis in accordance with the Applicable Law of each applicable Governmental Entity, and all such Tax Returns are true, correct and complete. The Seller shall timely file or cause to be filed all Tax Returns of the Seller relating to the Business or the Transferred Assets including Tax Returns relating to the sale contemplated by this Agreement, that relate to periods including the Closing Date but that are required to be filed after the Closing Date, and all such Tax Returns shall, be true, correct and complete when filed.

(b) Seller has paid all Taxes relating to the Business or the Transferred Assets that have become due for all periods which end prior to the Closing Date, including all Taxes reflected on the Tax Returns referred to in this Section 2.11, or set forth in any written assessment, proposed assessment or notice, either formal or informal, received by the Seller that are being contested in good faith and as to which adequate reserves have been provided. All Taxes that the Seller is or was required by law to withhold or collect with respect to the Business or the Transferred Assets have been duly withheld or collected and, to the extent required, have been paid to the appropriate governmental authority in all material respects. There are no Liens with respect to Taxes on the Transferred Assets.

Section 2.12. Labor Relations. There are no collective bargaining or other labor union agreements relating to the Business to which Seller is a party.

Section 2.13. There are no claims of any employee of the Seller seeking legal recourse against the Seller or any of its Affiliates or subsidiaries with regards to the Business, and, to the Seller's Knowledge, there have been no threats of legal actions. No employee affiliated with the Business who has been terminated by the Seller (or will be terminated by the Seller as a result of the transactions contemplated hereby) is entitled to any severance, termination allowance or similar payments as a result of their termination.

Section 2.14. There is no material claim, counterclaim, action, suit, order, proceeding or investigation pending or, to Seller's knowledge, threatened against, probable of assertion against or affecting Seller with respect to the Business or the Transferred Assets or any of the employees, agents or directors affiliated with the Business, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer or before any arbitrator; nor, to the knowledge of the Seller, is there any reasonable basis for any such claim, action, suit, proceeding or governmental, administrative or regulatory investigation. Seller is not directly subject to or materially affected by any order, judgment, decree or ruling of any court or governmental agency with respect to the Business. The Seller has not received any written opinion or memorandum of legal advice from legal counsel to the effect that it is exposed to any liability which may be materially adverse to the Business or the Transferred Assets. Seller is not engaged in any material legal action to recover monies due it or for damages sustained by it with respect to the Business.

Section 2.15. Insurance. Seller confirms it have had adequate insurance policies maintained for the benefit of the Business or protection of the Transferred Assets, up until the day of Close.

Section 2.16. Transactions With Interested Persons. Zhu does not directly or indirectly own, on an individual or joint basis, any material interest in, nor does he serve as an officer or director or in another similar capacity of, any competitor, distributor or supplier of Seller relating to the Business or any organization which has a contract or arrangement with Seller relating to the Business. Except for Zhu's interest as a shareholder, no officer, management employee or director of Seller or any of their respective spouses or family members (collectively, "Related Parties") has any right to the Business or the Transferred Assets.

Section 2.17. Assigned Receivables. No receivables for goods shipped or otherwise has been assigned or is a part to this transaction;

Section 2.18. Copies of Documents. Seller has made available for inspection and copying by the Buyer complete and correct copies of all documents as requested by Buyer.

Section 2.19. Disclosure. None of the representations or warranties of Seller contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller pursuant to this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary in order to prevent such representations and warranties from being misleading in light of the circumstances under which they were made, the best of Seller's knowledge, provided, however, that any disclosure made by Seller or contained in the Seller Disclosure Schedule shall be deemed made under this Agreement for all intents and purposes, irrespective of the section number or other designation thereof contained in the Seller Disclosure Schedule.

Section 2.20. Broker Fees. No broker or finder is entitled to any brokerage fees, commission or finders' fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

Section 2.21. Intellectual Property; Seller Name. Seller has no registered patents, trademarks or copyrights.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller and Zhu:

Section 3.1. Organization of the Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the Peoples Republic of China.

Section 3.2. Authority; Binding Obligation. Buyer has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by the Buyer pursuant to this Agreement (the "Buyer Documents") and to perform its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and each of the Buyer Documents constitutes, or when executed and delivered will constitute, valid and binding obligations of the Buyer, as the case may be, enforceable in accordance with their terms.

Section 3.3. No Conflict; Required Consents. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate or result in any violation pursuant to any provision of, the Certificate of Incorporation or By-Laws of the Buyer, as the case may be; (ii) conflict with, result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration under any material agreement to which the Buyer is a party or by which the Buyer may be bound or notification to, any Person not a party to this Agreement.

Section 3.4. Broker Fees. No broker or finder is entitled to any brokerage fees, commission or finders' fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

ARTICLE IV.
COVENANTS

Section 4.1. Consummation of Agreement. The Parties hereto shall use their best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. Until the Closing or the termination of this Agreement, except as mutually agreed in writing by the Parties, neither the Buyer nor Zhu or any of their respective employees, subsidiaries, representatives or agents shall, directly or indirectly, solicit, encourage, initiate or induce the making of any inquiries or proposals for the acquisition of any of the Assets or the Business, or furnish information to, or engage in negotiations relating to the foregoing or otherwise cooperate in any way with, or accept any proposal relating to the foregoing from, any Person or group other than the Buyer and their respective officers, employees, representatives or agents, and the Seller and Zhu shall restrict any such employee, representative or agent from doing any of the foregoing.

Section 4.2. Ordinary Course of Business. Seller shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve the Assets and the Business, preserve relationships with customers, suppliers, franchisors, distributors and others having business dealings with it and keep available the services of their present officers and employees and maintain insurance currently in effect on the Transferred Assets, in each case in the ordinary course of business consistent with past practice. Seller will not take any action with the purpose of causing any of the conditions to the Buyer's obligations set forth in Article V hereof to not be satisfied.

ARTICLE V.
CONDITIONS OF CLOSING

Section 5.1. Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of all of the following conditions precedent and the delivery of the following documents:

(a) Representations; Warranties; Covenants. Each of the representations and warranties of Seller contained in Article II shall be true and correct in all material respects as though made on and as of the losing and Seller shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects.

(d) Deliveries of Seller. All deliveries required to have been made by Seller under Section 1.5 at the Closing shall have been delivered.

Section 5.2. Conditions to Obligations of Seller. Seller's obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of all of the following conditions precedent and the delivery of the following documents:

(a) Representations; Warranties; Covenants. Each of the representations and warranties the Buyer contained in Article III shall be true and correct in all material respects as though made on and as of the Closing and; the Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Buyer at or before the Closing shall have been complied with in all material respects.

(d) Deliveries of Buyer. All deliveries required to have been made by Buyer under Section 1.3 and Section 1.6 at the Closing shall have been delivered.

Section 5.3. Conditions to Obligations of All Parties to Close. The respective obligations of each Party hereunder are subject to the satisfaction, at or before the Closing, of all of the conditions set out below.

(a) Absence of Litigation. There shall not have been issued and be in effect any preliminary or permanent injunction or other order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the purchase by the Buyer of the Assets, (ii) would require the divestiture by the Buyer of all or a material portion of the Assets, the Business or the assets of the Buyer as a result of the transactions contemplated hereby, or (iii) would impose limitations on the ability of the Buyer to effectively exercise full rights of ownership of the Assets, or of a material portion of the Business as a result of the transactions contemplated by this Agreement, nor (iv) under any applicable law which enjoins or otherwise materially impairs the consummation of the transactions contemplated by this Agreement

Section 5.4. No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Buyer deems unacceptable in its sole discretion.

Section 5.5. Lender's Consent. Each party shall have obtained the requisite consent from Agricultural Bank of China related to the assumptions of the loan as referred to in Section 1.2 (a) and 1.3 (b).

ARTICLE VI.
RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

Section 6.1. Post-Closing Access. After the Closing, each Party shall provide to the other and its accountants and attorneys, for any reasonable legal or business purpose, including defending third party claims and preparing such tax returns as may be reasonably required after the Closing, copies of relevant portions of the books and records of Seller delivered to the Buyer under this Agreement and/or retained by Seller after the Closing.

Section 6.2. Survival of Warranties. With the sole exception of those covenants which are to be performed after the Closing which shall survive until a claim thereon is barred by the applicable statute of limitation, each representation and warranty contained herein or in any Seller Document or Buyer Document shall survive the execution and delivery of this Agreement and shall thereafter terminate and expire on the first anniversary of the date hereof. If written notice of a claim has been given prior to the expiration of the applicable representation or warranty, then such claim shall survive the expiration of the relevant representation, warranty, covenant or agreement until the final resolution of such claim.

Section 6.3. Collection of Accounts Receivable. The receivables of Seller are an Excluded Asset. Buyer agrees to use reasonable efforts to assist with the collection of accounts receivable of Seller arising for goods shipped prior to March 3, 2006 and to transfer the proceeds of such to Seller, in the weekly distribution next following receipt. Seller and Zhu each agree to cooperate with Buyer in connection with such collections. Seller and Zhu on the one hand, and Buyer on the other hand shall coordinate with each other in regard to such collections or otherwise commencing any action to collect same.

Section 6.4. No Distribution to Seller Shareholder. Seller agrees that no shareholder distributions or payments of any kind will be made to Zhu unless and until all creditors of Seller have been paid in full or sufficient reserves have been set aside for the payment of Seller's creditors.

Section 6.5. Confidentiality. Seller agrees that, after the Closing has been consummated, Seller and its officers, directors, agents, representatives and employees and affiliates (collectively, its "Representatives") will hold in strict confidence, and will not distribute or make available, any confidential or proprietary data or information that is used in connection with or related to the Business, except:

(a) information which, as of the date hereof, is published or otherwise generally available to the public;

(b) information which after the date hereof becomes available to the public other than through an act or omission of Seller, Zhu or their Representatives which is in violation of the provisions hereof;

(c) information rightfully acquired from a third party which did not obtain such information under a pledge of confidentiality;

(d) information which is developed by the disclosing Party independently of the relationship established by this Agreement;

(e) information which is compelled to be disclosed by legal process, in which case Seller and Zhu shall notify Buyer as soon as practicable after it becomes aware of such requirement, and shall cooperate with Buyer in obtaining a protective order; or

(f) information which is required to be disclosed to the Securities and Exchange Commission of the United States, Seller’s auditors or to be in compliance with any and all rules and regulations in the Peoples Republic of China or the Untied States of America.

Section 6.6. Compliance. Each Party shall use its best efforts to take or cause to be taken, all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorization of third parties, and to make all filings with and give all notices to third parties which may be necessary or required to be obtained by it in order to effectuate the transactions contemplated hereby and to otherwise comply and fulfill such Party's obligations hereunder and thereunder.

Section 6.7. Further Assurances.

(a) Each Party shall, from time to time on being reasonably required to do so by the other Party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the other Party as the other Party may reasonably consider necessary for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

(b) Seller shall promptly transfer or deliver to the Buyer any of the Transferred Assets or proceeds thereof delivered to, or retained or received by, Seller after the Closing Date.

ARTICLE VII.
TERMINATION

Section 7.1. Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, if the Closing does not occur on the date hereof, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a) by mutual written consent of the Seller and Buyer hereto;

(b) by either the Buyer or the Seller if the Closing shall not have occurred by March 15, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(c) by the Seller if the Buyer (i) breaches its representations and warranties, (ii) fails to comply with any of its covenants or agreements contained herein, or (iii) if any of the conditions to closing set forth inSection 5.2 are not satisfied or capable of being satisfied on or before March 15, 2007; or

(d) by the Buyer if the Seller (i) breaches its representations and warranties, (ii) fails to comply with any of its covenants or agreements contained herein, or (iii) if any of the conditions to closing set forth in Section 5.1 are not satisfied or capable of being satisfied on or before March 15, 2007.

Section 7.2. Obligations to Cease. If this Agreement is terminated pursuant to Section 7.1 hereof, all rights and obligations of the Parties under this Agreement shall thereafter terminate and there shall be no liability of any party hereto to any other Party except (x) for the obligations set forth in Sections 9.1 hereof and (y) if such termination was pursuant to Section 7.1(c) or 7.1(d), the terminating Party shall have all legal remedies available to it with respect to such termination. Termination of this Agreement pursuant to
Section 7.1 shall not, however, limit or impair any remedies that the terminating Party may have with respect to a breach or default by the other Party prior to the date of termination of its representations, warranties, covenants or agreements or obligations under this Agreement.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1. Indemnification of Seller. Buyer shall, from and after the Closing, defend and promptly indemnify and hold harmless Seller and Zhu, each of their Affiliates, and each of their respective stockholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives (collectively the "Seller Indemnified Parties"), from, against, for, and in respect of and pay any and all Losses, suffered or incurred by any such party and which may arise out of or result from (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any other Buyer Documents, (ii) the Assumed Liabilities or (iii) any breach or failure of observance or performance of any covenant, agreement or commitment made by the Buyer hereunder or under any document or instrument relating hereto or executed pursuant hereto, (iv) any claim, other than for Excluded Liabilities, arising out of the operation by Buyer of the Business and any of the Transferred Assets subsequent to the Closing Date; or (v) the enforcement by any Seller Indemnified Party of any of its rights under this Section 8.1 or any other covenants contained in this Agreement or any other Buyer Document.

Section 8.2. Indemnification of the Buyer. Seller shall, from and after the Closing, defend, indemnify, and hold harmless the Buyer, and its officers, directors, stockholders and Affiliates (collectively "Buyer Indemnified Parties") from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by Buyer Indemnified Parties by reason of (i) any and all obligations and liabilities of Seller, other than obligations arising and required to be performed under the Assumed Liabilities after the Closing; (ii) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or any other Seller Document, (iii) the enforcement by any Buyer Indemnified Party of any of its rights under this Section 8.2 or any other indemnification covenant contained in this Agreement or any other Seller Document, (iv) any claims, suits, actions, complaints, allegations or demands which have been or may be brought against either Seller or the Buyer, or any of its Affiliates and any of their respective officers, directors, employees or agents.

Section 8.3. Notice to Indemnifying Party. Any party (the "Indemnified Party") seeking indemnification pursuant to this Agreement shall promptly give the party from whom such indemnification is sought (the "Indemnifying Party") written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim or indemnification obligation. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party's right to indemnification hereunder except, and only to the extent that, in the case of a claim made by a third party, the defense of that claim is materially prejudice by such failure.

Section 8.4. Limitations Upon Indemnification.

(a) Invoices. Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the Losses for which indemnification is being sought.

ARTICLE IX.
MISCELLANEOUS

Section 9.1. Fees and Expenses. Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the other Seller Documents and Buyer Documents, as the case may be, and the consummation and performance of the transactions contemplated by herein and therein. Except as otherwise provided in this Agreement in the event that a dispute should arise between the parties to this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and expenses (including court costs).

Section 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally, overnight courier, or certified, registered or express mail, postage prepaid as follows:

To Buyer:	Renhuang Pharmaceuticals, Inc.
No. 281, Taiping Road, Taiping District,
Harbin, Heilongjiang Province, 150050, P. R. China
Attention: Mr. Shaoming Li

To Seller:	Zhongfa Industrial Group Yerui Pharmaceutical Co., Ltd
Address: Room 25E, Central Plaza, Changjiang Road,
Yanshou Town, Heilongjiang Province, 150090, P. R. China
Attention: Cuilian Zhu

Any notice given hereunder may be given on behalf of any Party by his counsel or other authorized representatives. The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

Section 9.3. Governing Law; Forum; Process. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York as applied to contracts made and to be performed entirely in the State of New York without regard to principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any competent court of the City and State of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceedings relating hereto except in such courts). Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in any competent court in the City and State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.4. Entire Agreement. This Agreement is the complete, final and exclusive agreement among the Parties with respect to the purchase of the Transferred Assets and the related transactions and are intended to supersede all previous negotiations, commitments and writings agreements and representations, written or oral, with respect thereto and may not be contracted by evidence of any such prior or contemporaneous agreement, understanding or representations, whether written of oral.

Section 9.5. Assignability; Binding Effect. This Agreement may not be assigned by Seller or Zhu without the prior written consent of Buyer. Buyer may, in its discretion, transfer and assign this Agreement to an Affiliate or to a successor of Buyer by merger or sale of assets. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective heirs, successors and permitted assigns and legal representatives.

Section 9.6. Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each party hereto. Delivery of a telecopied version of one or more signatures on this Agreement shall be deemed adequate delivery for purposes of this Agreement. Delivery of a facsimile version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

Section 9.7. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party hereto. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party hereto, such waiver or consent shall be given in writing.

Section 9.8. Agreement to Continue in Full Force. This Agreement shall, insofar as it remains to be performed, continue in full force and effect notwithstanding Closing.

Section 9.9. Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

Section 9.10. Section Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

Section 9.11. Gender and Tenure. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa.

Section 9.12. Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any Persons other than the parties to it, each Indemnified Party and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provisions give any third Persons any right of subrogations over or action against any party to this Agreement.

Section 9.13. Construction. The language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for our against any of the parties hereto, without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 9.14. Other Interpretive Provisions. References in this Agreement to "Articles," "Sections," "Exhibits" and "Schedules," shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural and in any gender depending on the reference; the words "herein", "hereof" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person shall be deemed to include such Person's permitted heirs, personal representatives successors and permitted assigns; and (ii) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, and (iii) to any law, statute or regulation shall be deemed references to such law statute or regulation as the same may be supplemented amended, consolidated, superseded or modified from time to time.

[SIGNATUREAS APPEARS ON THE NEXT PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

Renhuang Pharmaceuticals, Inc.

/s/ Shaoming Li	Date: February 28, 2007
Name: Shaoming Li
Title: Chairman, President and CEO

Zhongfa Industrial Group Yerui Pharmaceutical Co., Ltd.

/s/ Cuilian Zhu	Date: February 28, 2007
Name: Cuilian Zhu
Title: Chairman